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                                                                     EXHIBIT 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CHINA EASTERN AIRLINES CORPORATION LIMITED
(a joint stock limited company incorporated in the People's Republic of China with limited liability)

ANNOUNCEMENT

The board of directors of the Company hereby announces the number of passengers carried by the Company's aircraft in July, 2003.

Further to the announcement dated 25th June, 2003 issued by China Eastern Airlines Corporation Limited (the "Company"), the board of the Company's directors hereby announces the number of passengers carried by the Company's aircraft in July, 2003.

As the effect of atypical pneumonia in China has largely been brought under control, the volume of business and trading activities and economic exchanges, both domestic and international alike, has been experiencing a steady increase. Indications are that the number of passengers carried by the Company's aircraft has been increasing, and the Company's operating performance has attained the level before the outbreak of atypical pneumonia. As at 29th July, 2003, the number of passengers carried by the Company's aircraft (including those carried by the aircraft of China Eastern Airlines Wuhan Company Limited ("CEA Wuhan"), in which the Company has a 40% interest) in July, 2003 amounts to approximately
1.08 million (the number of passengers carried by the Company's aircraft (excluding those carried by the aircraft of CEA Wuhan) in July, 2002 and June, 2003 are approximately 970,000 and 412,000, respectively). Details regarding the Company's passenger revenue for July, 2003 are expected to be disclosed in the Company's 2003 third quarterly report, and investors are advised not to rely on information about the Company's passenger revenue other than from such source.

Details regarding the Company's business operations and financial performance during the first six-month period of 2003 will be disclosed in the Company's 2003 interim results' announcement, which is currently intended to be issued in late August, 2003.

                                     By Order of the board of directors of
                                            CHINA EASTERN AIRLINES
                                             CORPORATION LIMITED
                                                 Luo Zhuping
                                              Company Secretary

Shanghai, the People's Republic of China
31st July, 2003


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